Exhibit 10.13
ALLIANT ENERGY CORPORATION

Executive Employee Reimbursement Agreement

Employee Name: Robert Durian

Position: Controller & Chief Accounting Officer

Alliant Energy Corporation (“Employer”) agrees to reimburse 100% of out-of-pocket fees and expenses (including tuition, books, lab and software) paid by Robert J. Durian (“Employee”) in connection with the Employee’s enrollment in and completion of the Executive MBA program at the University of Wisconsin in Madison, Wisconsin. In order to receive reimbursement, the Employee must submit to Employer appropriate proof of registration, costs and grades within 45 days of course completion.

The purpose of these benefits is to assist the Employee’s pursuit of higher education. The Employee must be employed by Employer or a subsidiary of Employer at the time of reimbursement in order to receive reimbursement. In consideration of Employer’s tuition benefit, the Employee agrees to reimburse Employer in the event employment is voluntarily terminated by the Employee within three (3) years from the last semester completed. The Employee shall reimburse Employer for the full amount owed within thirty (30) days of the Employee’s separation from employment.

If the Employee’s employment with Employer terminates in accordance with the above paragraphs any time prior to three (3) years from the last semester completed, the Employee will reimburse Employer within 30 days of separation as set forth in the schedule below:

Length of Service from last semester completed	Reimbursement Requirement	Length of Service from last semester completed	Reimbursement Requirement
Up to 12 months	100%	24 months but less than 26 months	60%
12 months but less than 14 months	95%	26 months but less than 28 months	50%
14 months but less than 16 months	90%	28 months but less than 30 months	40%
16 months but less than 18 months	85%	30 months but less than 32 months	30%
18 months but less than 20 months	80%	32 months but less than 34 months	20%
20 months but less than 22 months	75%	34 months but less than 36 months	10%
22 months but less than 24 months	70%	36 months or more	0%

The Employee specifically agrees and acknowledges that employment with the Employer is one of “at will” and this document does not create a contract of employment for any specific period of time. The Employee also specifically agrees and acknowledges that receipt of tuition benefits does not extend or guarantee employment in any way or for any specified period of time.

The Employee shall be responsible for any tax or withholding obligations, if any, in connection with his receipt of the reimbursements made pursuant to this agreement.

As a condition of the reimbursement provided in this agreement, the Employee agrees that this agreement shall be interpreted by the Compensation and Personnel Committee (the “Committee”) of the Employer and that any interpretation by the Committee of the terms of this agreement and any determination made by the Committee pursuant to this agreement shall be final, binding and conclusive.

This agreement shall not be assignable, alienable, saleable or transferable by the Employee.

This agreement shall be governed by the laws of the State of Wisconsin.

The Employer and Employee hereby agree to the terms of this agreement on the 18th day of February, 2014.

ALLIANT ENERGY CORPORATION                    EMPLOYEE

By: /s/ Thomas L. Hanson                            /s/ Robert J. Durian
Thomas L. Hanson                            Robert J. Durian
Senior Vice President and Chief Financial Officer